Exhibit 1.01

Lantheus Holdings, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2015

Lantheus Holdings, Inc. (together with its subsidiaries, the “Company” or “we”) is filing this Conflict Minerals Report for the 2015 calendar year (this “Report”) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Rule”). Rule 13p-1 imposes certain due diligence and reporting obligations on public companies that manufacture (or contract to manufacture) any products for which cassiterite, columbite-tantalite, gold, wolframite and their derivatives limited to tin, tantalum, tungsten or gold (“conflict minerals”) are necessary to the functionality or production of those products (conflict minerals meeting this criteria are referred to as “necessary conflict minerals”). The Rule generally imposes heightened due diligence and reporting obligations if a public company knows or has reason to believe that those necessary conflict minerals originated or may have originated in the Democratic Republic of the Congo (“DRC”) or any of the adjoining countries (collectively, the “Covered Countries”).

Overview

We are a global leader in the development, manufacture and commercialization of innovative diagnostic medical imaging agents and products that assist clinicians in the diagnosis and treatment of cardiovascular and other diseases. Our imaging agents and products are used across a range of imaging modalities, including nuclear imaging, echocardiography and magnetic resonance imaging.

We do not purchase necessary conflict minerals from any miners, smelters or refiners directly. Rather, there are several layers of indirect suppliers in the supply chain between us and the original sources of necessary conflict minerals. As a result, we rely on our direct suppliers of products, materials and components to provide information about the source and chain of custody of necessary conflict minerals.

After requesting information from our suppliers as described below, we are unable to determine definitively whether the limited quantities of necessary conflict minerals actually present in a limited number of our products originated from the Covered Countries and whether those necessary conflict minerals came from recycled or scrap sources. We similarly have been unable to conclusively identify the specific facilities used to process the necessary conflict minerals actually present in our products.

Reasonable Country of Origin Inquiry

We are knowledgeable about the design, manufacture and composition of our commercial products, given our involvement in the original research and development of, technology transfers relating to, and/or the testing and/or manufacture of, those products. As such, our supply chain and manufacturing teams and other subject matter experts within the Company, in consultation with their counterparts at relevant suppliers as appropriate, analyzed our product portfolio, including product, material and component lists, specifications and other supply chain and quality information and data, to identify whether any of the products that we manufactured (or contracted to manufacture) and delivered to customers during calendar year 2015 contained (or were reasonably likely to contain) any conflict minerals. This team determined that a small number of our products contained (or were reasonably likely to contain) small amounts of conflict minerals and confirmed that those conflict minerals were necessary to the functionality or production of those products. With this information, the team identified a small number of direct suppliers that supplied materials containing (or reasonably likely to contain) those necessary conflict minerals.

In accordance with the Rule, we initiated in good faith a reasonable country of origin inquiry (“RCOI”) with those direct suppliers to determine whether the necessary conflict minerals in the materials supplied to us actually or may have originated in the Covered Countries and/or actually or may have been from recycled or scrap sources. Based on our survey and supporting representations, all but one of these direct suppliers confirmed that the necessary conflict minerals in question were derived from countries other than the Covered Countries. The one remaining supplier did not respond to our multiple inquiries.

Design of Due Diligence Framework

We designed our due diligence measures relating to conflict minerals to conform, in all material respects, with the criteria set forth in the Organisation for Economic Co-Operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, including the supplements on tin, tantalum, tungsten and gold (the “OECD Due Diligence Guidance”), specifically as it relates to “downstream companies,” like us, that are far removed in the supply chain from smelters, refiners, mines or other points of origins of conflict minerals.

Description of Due Diligence Measures Performed

We performed the following due diligence measures for the 2015 reporting period.

Company Management Systems

We took a number of steps described in the OECD Due Diligence Guidance to establish strong company management systems.

At the outset, we assembled a cross-functional team comprised of representatives from senior management and the procurement, supply chain, manufacturing and legal functions to implement our conflict minerals compliance process. This team developed and is responsible for implementing our Conflict Minerals Policy, which is available on our website at www.lantheus.com, and the risk-based due diligence contemplated by that policy and legal requirements.

As we do not have direct relationships with original sources of necessary conflict minerals, members of the team have been soliciting help from our direct suppliers of materials containing necessary conflict minerals to identify sources and chain of custody for those necessary conflict minerals. In general, we engage with suppliers through our supplier onboarding process, supplier quality agreements and quality systems assessments. Most of our contracts with direct suppliers, however, have been in force for many years and historically did not require the supplier to provide us with information regarding the origin of conflict minerals. As we renew existing contracts, or enter into new contracts, with suppliers for products, materials and components that may contain necessary conflict minerals, we are contractually requiring those suppliers to investigate upstream suppliers and sources and provide us information about the source and chain of custody of necessary conflict minerals present in the products, materials and components they supply to us. In the absence of appropriate flow-down provisions, we rely on the voluntary and timely cooperation of our direct suppliers to provide the necessary information on the origin of necessary conflict minerals.

As a way to facilitate transparency and dialogue with our personnel and other stakeholders, we have a dedicated telephone hotline that provides a mechanism for anyone to anonymously report compliance and other complaints, including any concerns related to the conflict minerals supply chain.

Members of the due diligence team provided periodic updates to senior management regarding the status of due diligence efforts.

Identification and Assessment of Supply Chain Risk

As discussed under the heading “Reasonable Country of Origin Inquiry” above, we identified a small number of known direct suppliers of materials that we believe were most likely to contain necessary conflict minerals and requested those suppliers to provide us with country of origin information with respect to those necessary conflict minerals. Our information request included a request that these suppliers provide their responses to the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative joint conflict minerals due diligence template. We also received representations from some of these suppliers.

Design and Implementation of a Strategy to Respond to Risks

We implemented a supplier outreach process, tasking our procurement personnel who have the most relevant relationships with these suppliers to obtain, and review the responses provided by, those suppliers. To the extent supplier responses were incomplete or inconsistent, we conducted further inquiries with those suppliers. In addition, we followed up with suppliers that did not respond to the request for country of origin information.

Our relative location within the supply chain, several tiers removed from the extraction, transport and refinement of ore and other sources of necessary conflict minerals, makes it difficult for us to trace these minerals back to their country of origin. We are dependent on our direct suppliers, their own due diligence processes and their responsiveness and engagement for this purpose.

Smelter Audits

Because we do not have a direct relationship with smelters or refiners that process conflict minerals, we do not perform or direct audits of these entities within our supply chain. We support the development and implementation of independent third party audits of smelters and refineries sourcing.

Report on Supply Chain Due Diligence

We have filed a Form SD and this Report with the Securities and Exchange Commission and made copies of the Form SD and this Report available on our website at www.lantheus.com.

Due Diligence Results

As discussed above, we do not purchase necessary conflict minerals from any miners, smelters or refiners directly. Rather, there are several layers of indirect suppliers in the supply chain between us and the original sources of necessary conflict minerals. As a result, we rely on our direct suppliers of products, materials and components to investigate and provide information about the source and chain of custody of necessary conflict minerals. Although we continue to reach out to the one supplier unresponsive to our effort to obtain this information, at this time we are unable to confirm the country of origin of all of our necessary conflict minerals.

Additional Risk Mitigation

Our due diligence program is and will continue to be refined through an iterative process, and our progress is expected to be incremental over time. We plan to take the following steps to improve our due diligence processes and work toward further mitigating the risk that the necessary conflict minerals in our products could finance or benefit armed groups in the Covered Countries:

•	further engage with suppliers to attempt to increase the response rate and the degree to which survey responses are complete;

•	include a conflict minerals investigation and reporting provisions in our new or renewed supplier contracts; and

•	continue to work to enhance our supplier survey and due diligence processes, including by refining those processes as industry practice expands and evolves.

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